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                                                                    EXHIBIT 11.0


                              FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                     (In thousands except per share data)
                                  (Unaudited)


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                                           Year ended December 31,
                                           ------------------------
                                            1996     1995     1994
                                           ------- -------- -------
Net earnings............................   $5,092   $3,867   $5,186
                                           ======= ======== =======

Weighted average number of common
 shares outstanding.....................    5,361    5,246    5,149


Assumed exercise of stock options net
 of share assumed reacquired under the
 treasury stock method..................      263      277      287
                                           ------- -------- -------
                                            5,624    5,523    5,436
                                           ======= ======== =======

Earnings per share......................   $ 0.91   $ 0.70   $ 0.95
                                           ======= ======== =======

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